FXCM Reports Monthly Metrics

Continued Strong Growth – Second Consecutive Record Quarter

NEW YORK, NY, October 13, 2011 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for September 2011 for its retail and institutional foreign exchange business. Monthly activities included:

September 2011

Retail Trading Metrics

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Retail customer trading volume(1) of $368 billion in September 2011, 1% higher than August 2011 and 47% higher than September 2010.  Volume from indirect sources was 54% of total retail volume. Retail customer trading volume(1) for the third quarter 2011 was $1,042 billion, the highest in FXCM history and 11% higher than second quarter 2011 and 34% higher than third quarter 2010.

•	Average retail customer trading volume(1) per day of $16.7 billion in September 2011, 6% higher than August 2011 and 47% higher than September 2010.

•	An average of 481,359 retail client trades per day in September 2011, 4% higher than August 2011 and 59% higher than September 2010.

~~•~~	Tradeable accounts(2) of 171,319 as of September 30, 2011, decrease of 3,625, or 2% from August 2011, and a decrease of 3,353,or 2%, from September 2010.

Institutional Trading Metrics

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Institutional customer trading volume(1) of $129 billion in September 2011, 7% higher than August 2011 and 114% higher than September 2010.  Institutional customer trading volume(1) for the third quarter was $309 billion, the highest in FXCM history and 44% higher than second quarter 2011 and 64% higher than third quarter 2010.

•	Average institutional trading volume(1) per day of $5.8 billion in September 2011, 12% higher than August 2011 and 114% higher than September 2010.

•	An average of 22,762 institutional client trades per day in September 2011, 171% higher than August 2011 and 565% higher than September 2010.

"We are pleased to deliver another record quarter in both retail and institutional trading volume, as FXCM expands its share of the retail trading marketplace,” said Drew Niv, FXCM’s President and CEO. "Revenue per million continues to be constrained by low interest rates and increased trading from high volume, lower margin clients."

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.  FXCM undertakes no obligation to publicly update or review previously reported operating data.  Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

 (2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com